UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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J. ALEXANDER’S HOLDINGS, INC.

(Name of registrant as specified in its Charter)

(Name of person(s) filing proxy statement, if other than the Registrant)

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PRELIMINARY COPY – SUBJECT TO COMPLETION – DATED APRIL 30, 2020

J. ALEXANDER’S HOLDINGS, INC.

3401 West End Avenue, Suite 260

P.O. Box 24300

Nashville, Tennessee 37202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of J. Alexander’s Holdings, Inc.:

The Annual Meeting of Shareholders (“Annual Meeting”) of J. Alexander’s Holdings, Inc. (the “Company”) will be held at 9:30 a.m., central time, on Thursday, June 25, 2020. Our Board of Directors has determined, in the interests of public health and safety in light of the ongoing novel coronavirus (COVID-19) pandemic, that this year’s Annual Meeting will be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/JAX2020. To be admitted to the meeting, you must enter the control number found on your proxy card, voting instruction form or notice of internet availability of proxy materials. There will not be a physical meeting location and you will not be able to attend the Annual Meeting in person. You will be able to attend the Annual Meeting online, vote your shares electronically during the meeting and submit questions by following the instructions available on the meeting website. You may also vote before the Annual Meeting as described below. The Annual Meeting will be held for the following purposes:

(1)	To elect three Class II directors to hold office for a term of three years, or until their respective successors have been duly elected and qualified;

(2)	To ratify the appointment by the Company’s Audit Committee of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2020;

(3)	To consider and act upon a proposal to amend the Company’s Amended and Restated Charter, as amended, to implement a majority voting standard for uncontested director elections; and

(4)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 27, 2020 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

We are furnishing our proxy materials to you under Securities and Exchange Commission rules that allow companies to deliver proxy materials to their shareholders on the Internet. On or about May     , 2020, we began mailing a Notice of Internet Availability of Proxy Materials (the “Proxy Notice”) and provided access to our proxy materials on the Internet. The proxy materials include our 2019 Annual Report to Shareholders and the accompanying Proxy Statement.

It is important that your shares be represented whether or not you are personally able to attend the Annual Meeting virtually. Even if you plan to virtually attend the Annual Meeting, please vote as instructed in the Proxy Notice, via the Internet or the telephone as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Proxy Notice to request a paper proxy card to submit your vote by mail, which will require no postage if mailed in the United States. If you attend the meeting virtually and your shares are registered in your name, you may withdraw your previously submitted proxy at that time and vote your shares electronically during the meeting.

By Order of the Board of Directors,

Jessica L. Hagler
Corporate Secretary

May     , 2020

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION – DATED APRIL 30, 2020

J. ALEXANDER’S HOLDINGS, INC.

3401 West End Avenue, Suite 260

P.O. Box 24300

Nashville, Tennessee 37202

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

June 25, 2020

The enclosed proxy is solicited by and on behalf of the Board of Directors (the “Board”) of J. Alexander’s Holdings, Inc. (the “Company”) for use at the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, June 25, 2020, at 9:30 a.m., central time and at any adjournments or postponements thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. The Board has determined, in the interests of public health and safety in light of the ongoing novel coronavirus (COVID-19) pandemic, that this year’s Annual Meeting will be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/JAX2020. To be admitted to the meeting, you must enter the control number found on your proxy card, voting instruction form or notice of internet availability of proxy materials. There will not be a physical meeting location and you will not be able to attend the Annual Meeting in person. You will be able to attend the Annual Meeting online, vote your shares electronically during the meeting and submit questions by following the instructions available on the meeting website. You may also vote before the Annual Meeting as described below.

We are furnishing proxy materials to our shareholders primarily via the Internet under rules adopted by the U.S. Securities and Exchange Commission (the “Commission”), instead of mailing printed copies of those materials to each shareholder. On or about May     , 2020, we began mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Proxy Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and our 2019 Annual Report to Shareholders. The Proxy Notice also instructs you on how to access your proxy card electronically to vote via the Internet or by telephone. Our proxy materials may be amended or supplemented in accordance with applicable law.

This process is designed to expedite the shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. Shareholders who would prefer to continue to receive printed proxy materials should follow the instructions included in the Proxy Notice.

Proxies may be solicited by mail or by telephone. All costs of this solicitation will be borne by the Company. The Company does not anticipate paying any compensation to any party other than its regular employees for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

All valid proxies properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the choices specified thereon. If no choice is specified, the shares will (a) be voted FOR the election of the director nominees named herein, (b) be voted FOR ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for fiscal year 2020, and (c) be voted FOR the approval of an amendment to the Company’s Amended and Restated Charter, as amended (the “Charter”) to implement a majority voting standard for uncontested director elections. The Board does not know of any other matters which will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal which may be properly presented for action according to their best judgment in light of the conditions then prevailing.

A proxy may be revoked by a shareholder at any time before its exercise by attending the Annual Meeting virtually and voting electronically during the meeting, by filing with the Corporate Secretary of the Company a written revocation, by duly executing a proxy bearing a later date or by casting a new vote by telephone or the Internet.

METHOD OF COUNTING VOTES

Each share of the Company’s Common Stock, $0.001 par value (the “Common Stock”), issued and outstanding on April 27, 2020 (the “Record Date”), will be entitled to one vote on all matters to come before the meeting. As of the Record Date, there were 15,011,676 shares of Common Stock outstanding.

Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the proxy card. If you do not own your shares directly, but instead are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker can vote shares only with respect to “discretionary” items, which include matters that are considered routine. On “non-discretionary” items for which you do not give instructions, your shares will be counted as “broker non-votes.” Uncontested director elections (such as the election of directors at this Annual Meeting) and the proposal to approve an amendment to the Charter to implement a majority voting standard for uncontested director elections are not considered routine under the rules and regulations of the primary trading markets applicable to most brokers. As a result, most brokers do not have the ability to vote shares held in street name with respect to such proposals unless the broker has received voting instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held in street name by a broker, so that your vote with respect to the election of directors and the amendment of the Charter is counted.

The proposal to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal year 2020 is considered routine and therefore may be voted upon by your broker if you do not give instructions for the shares held in street name by your broker.

Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum. Directors will be elected by a plurality of the votes cast in the election by the holders of Common Stock represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes for or against any director nominee. The proposal to approve an amendment to the Charter to implement a majority voting standard for uncontested director elections requires the affirmative vote of the holders of 66 2/3% of the voting power of the shares entitled to vote. Abstentions and broker non-votes will be treated as votes against such proposal. Ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal year 2020, and any other matters that may properly come before the meeting or any adjournment or postponement thereof, shall be approved by the affirmative vote of a majority of the votes cast by holders of Common Stock represented and entitled to vote at the Annual Meeting, and abstentions and broker non-votes will have no effect on the outcome of the vote.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 27, 2020, certain information with respect to those persons known to the Company to be the beneficial owners (as defined by certain rules of the Commission) of more than five percent of the Common Stock, its only voting security, and with respect to the beneficial ownership of the Common Stock by all directors, each of the executive officers named in the Summary Compensation Table, and all executive officers and directors of the Company as a group (eleven persons). Except as otherwise specified, the shares indicated are presently outstanding.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned (1)		Percentage of Stock Common Outstanding
Ancora Advisors, LLC 6060 Parkland Blvd., Suite 200 Cleveland, OH 44124	1,210,917	(2)	8.07%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,118,317	(3)	7.45%
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road Austin, TX 78746	787,165	(4)	5.24%
Newport Global Opportunities Fund I-A LP 21 Waterway Avenue, Suite 150 The Woodlands, TX 77380	1,683,491	(5)	11.18%
River Road Asset Management, LLC 462 South Fourth Street, Suite 2000 Louisville, KY 40202	795,425	(6)	5.30%
Vanguard Group Inc. 100 Vanguard Boulevard Malvern, PA 19355	859,629	(7)	5.73%
Douglas K. Ammerman**	63,254	(8)	*
Carl J. Grassi**	0		*
Timothy T. Janszen**	1,683,491	(5)	11.18%
Ronald B. Maggard, Sr.**	96,677	(9)	*
Frank R. Martire**	155,500	(10)	1.03%
Raymond R. Quirk**	148,298	(11)	*
Lonnie J. Stout II****	354,626	(12)	2.32%
Mark A. Parkey***	233,087	(13)	1.54%
J. Michael Moore***	164,475	(14)	1.09%
Jessica L. Hagler***	68,750	(15)	*
All directors and executive officers as a group (eleven persons)	3,033,203	(16)	19.14%

*	Less than one percent.
**	Director.
***	Named executive officer.
****	Director and named executive officer.
(1)	Unless otherwise indicated, each shareholder has sole voting and dispositive power with respect to all shares shown. Unless otherwise noted, the address of each beneficial owner is c/o J. Alexander’s Holdings, Inc., 3401 West End Avenue, Suite 260, P.O. Box 24300, Nashville, TN 37202. Unless otherwise indicated, all information is based upon the Company’s records or information provided to the Company by the applicable beneficial owner.
(2)	Ancora Advisors, LLC (“Ancora”) has sole voting power with respect to all 1,210,917 shares and sole dispositive power with respect to 1,109,781 of these shares. Information is based solely on the Schedule 13D/A filed with the Commission by Ancora on April 21, 2020.
(3)	BlackRock, Inc. (“BlackRock”) has sole voting power with respect to 1,052,320 of these shares and sole dispositive power with respect to all 1,118,317 shares. Information is based solely on the Schedule 13G/A filed with the Commission by BlackRock on February 5, 2020.

(4)

Dimensional Fund Advisors LP (“Dimensional”) has sole voting power with respect to 749,836 of these shares and sole dispositive power with respect to all 787,165 shares. Information is based solely on the Schedule 13G filed with the Commission by Dimensional on February 12, 2020.

(5)

Newport Global Opportunities Fund I-A LP (“Newport Fund”) has shared voting and dispositive power with respect to all 1,627,991 shares. Timothy T. Janszen is the Chief Executive Officer of Newport Global Advisors LLC, which is the general partner of Newport Global Advisors LP (“Newport”), the investment advisor to Newport Fund. As a result, Mr. Janszen may be deemed to own beneficially, and holds voting and dispositive power with respect to, all 1,627,991 shares. Mr. Janszen’s address is c/o Newport Global Advisors LP, 21 Waterway Avenue, Suite 150, The Woodlands, TX 77380. Includes 45,000 shares issuable upon the exercise of certain options held by Mr. Janszen as well as 10,500 restricted shares held by Mr. Janszen. As a result of agreements between Mr. Janszen and Newport Fund, Newport Fund may be deemed to have beneficial ownership over these options and restricted shares received by Mr. Janszen as compensation for service on our Board.

(6)

River Road Asset Management, LLC (“River Road”) has sole voting power with respect to 668,704 of these shares and sole dispositive power with respect to all 795,425 shares. Information is based solely on the Schedule 13G/A filed with the Commission by River Road on January 14, 2020.

(7)

Vanguard Group Inc. (“Vanguard”) has sole voting power with respect to 11,204 of these shares, sole dispositive power with respect to 848,425 of these shares, and shared dispositive power with respect to 11,204 of these shares. Information is based solely on the Schedule 13G filed with the Commission by Vanguard on February 11, 2020.

(8)	Includes 45,000 shares issuable upon the exercise of certain options and 10,500 restricted shares held by Mr. Ammerman.
(9)

Includes 45,000 shares issuable upon the exercise of certain options held by Mr. Maggard, 10,500 restricted shares held by Mr. Maggard, and 41,177 shares of Common Stock held by the Ronald B. Maggard Revocable Trust.

(10)

Includes 45,000 shares issuable upon the exercise of certain options held by Mr. Martire, 10,500 restricted shares held by Mr. Martire, and 100,000 shares of Common Stock held by a family trust of which Mr. Martire and his spouse are co-trustees.

(11)

Includes 45,000 shares issuable upon the exercise of certain options held by Mr. Quirk, 10,500 restricted shares held by Mr. Quirk, 84,737 shares of Common Stock held by Quirk 2002 Trust, 2,716 shares of Common Stock held by the Raymond Quirk 2004 Trust, and 27 shares of Common Stock held by Fidelity National Financial Inc.’s 401(k) plan that are attributable to Mr. Quirk.

(12)	Includes 281,250 shares issuable upon the exercise of certain options, 19,750 restricted shares and 19,750 restricted shares subject to a performance condition held by Mr. Stout.
(13)	Includes 130,000 shares issuable upon the exercise of certain options, 32,750 restricted shares, and 32,750 restricted shares subject to a performance condition held by Mr. Parkey.
(14)	Includes 130,000 shares issuable upon the exercise of certain options and 31,500 restricted shares held by Mr. Moore.
(15)	Includes 38,750 shares issuable upon the exercise of certain options and 29,000 restricted shares held by Ms. Hagler.
(16)

Includes 836,750 shares issuable upon the exercise of certain options, 194,500 restricted shares, and 52,500 restricted shares subject to a performance condition, which are held by the directors and executive officers.

PROPOSAL NO. 1.

ELECTION OF DIRECTORS

Our Board is divided into three classes with approximately one-third of the directors up for election each year. The class of each director and the year of their election is noted in their background information descriptions below. At the Annual Meeting, the shareholders will elect three Class II directors to serve a term of three years, or until their respective successors have been duly elected and qualified.

The Charter provides that a director elected by the Board to fill a vacancy will hold office until the end of the term for which such director’s predecessor was elected, or if the vacancy arises because of an increase in the size of the Board, until the end of the term specified at the time of such director’s election or selection, and until that director’s successor has been elected and qualified or until his or her earlier resignation, disqualification, disability or removal.

Election of directors requires a plurality of the votes cast in such election. It is intended that shares represented by the enclosed proxy will be voted FOR the election of the nominees named below unless a contrary choice is indicated.

Ancora Cooperation Agreement

On April 20, 2020, we entered into a Cooperation Agreement (the “Cooperation Agreement”) with Ancora, Ancora Merlin Institutional LP, Ancora Merlin, LP, Ancora Catalyst Institutional LP, Ancora Catalyst LP, Ancora/Thelen Small-Mid Cap Mutual Fund and Frederick DiSanto (collectively, the “Ancora Parties”). Pursuant to the Cooperation Agreement, the Board agreed to appoint Carl J. Grassi as a Class II director of the Company with a term expiring at the Annual Meeting. Additionally, except in the event the Ancora Parties cease to collectively beneficially own in the aggregate at least 3% of the Common Stock, the Board agreed to nominate Mr. Grassi for election as a Class II director of the Company at the Annual Meeting. In the event Mr. Grassi (or any replacement director appointed in accordance with the provisions of the Cooperation Agreement) is unable (due to death or disability) to serve, resigns or is removed as a director during the term of the Cooperation Agreement, the Ancora Parties have the ability to recommend a replacement director who meets the conditions set forth in the Cooperation Agreement, so long as the Ancora Parties collectively beneficially own in the aggregate at least 3% of the Common Stock.

Unless earlier terminated by mutual written agreement of the Company and the Ancora Parties, the Cooperation Agreement terminates on the earlier of (i) the date that is 60 days prior to the date of the Company’s 2021 annual meeting of shareholders (the “2021 Annual Meeting”), and (ii) the day immediately following any public announcement by the Company that it has abandoned its previously announced strategic review process. In the event the Cooperation Agreement expires on any date that is later than the tenth calendar day prior to the deadline for shareholder nominations of director candidates for the 2021 Annual Meeting, the Company has agreed to extend such nomination deadline for an additional ten calendar days following the expiration of the Cooperation Agreement.

At any meeting of shareholders held during the term of the Cooperation Agreement, the Ancora Parties have agreed to vote all of their shares of Common Stock in favor of recommendations of the Board with respect to (i) the election, removal and/or replacement of directors (a “Director Proposal”), (ii) the ratification of the appointment of the Company’s independent registered public accounting firm and (iii) any other proposal submitted to the Company’s shareholders at a meeting of the Company’s shareholders, in each case as such recommendation of the Board is set forth in the applicable definitive proxy statement filed in respect thereof; provided, however, that in the event both Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) make a recommendation that differs from the recommendation of the Board with respect to any proposal submitted to the shareholders at any meeting of the Company’s shareholders (other than Director Proposals), the Ancora Parties are permitted to vote in accordance with the ISS and Glass Lewis recommendation; provided, further, that in the event Mr. Grassi (or any replacement director appointed in accordance with the provisions of the Cooperation Agreement) has voted against any publicly announced proposal relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company and its subsidiaries or other business combination involving the Company, in each case, that requires a vote of the Company’s shareholders, the Ancora Parties are entitled to vote in their sole discretion with respect to such proposal.

In addition, during the term of the Cooperation Agreement, the Ancora Parties have agreed, subject to certain exceptions, to comply with certain customary standstill provisions, including, without limitation, the Ancora Parties’ (and their affiliates’) ownership of Common Stock being subject to a 9.9% cap.

Director Nominees

Each of the nominees is presently a director of the Company and has been nominated to serve on the Board as a result of his particular skills, attributes and professional experience. As discussed above, Mr. Grassi was also nominated in connection with the Cooperation Agreement.

For additional discussion of the Company’s director nomination criteria, please see “Nominating and Corporate Governance Matters” below. Management believes that all of the nominees will be available and able to serve as directors, but if for any reason any should not be available or able to serve, it is intended that such shares will be voted for such substitute nominees as may be proposed by the Board.

The Class II nominees to be elected (serving a three-year term and then up for re-election in 2023) are:

Carl J. Grassi

Frank R. Martire

Raymond R. Quirk

Certain information with respect to each of these Class II nominees, as well as our other Class I and Class III directors, is set forth below, including their present positions, their principal occupations, current directorships held with other public companies and other business enterprises, as well as directorships with other public companies during the past five years, their ages and the year first elected as a director. Individual qualifications, experiences and skills that contribute to the Board’s effectiveness as a whole, as determined by the Nominating and Corporate Governance Committee, are also described below.

BACKGROUND INFORMATION FOR CLASS II NOMINEES

Carl J. Grassi Class II – Re-election in 2023 Director since 2020	Mr. Grassi, age 60, is a Member at business advisory and advocacy law firm McDonald Hopkins, LLC (“McDonald Hopkins”) and serves on its Board of Directors. Mr. Grassi was firm chairman from 2016 to 2019 at McDonald Hopkins after serving as firm president for nine years. Mr. Grassi is a member of the Advisory Board of Ancora Holdings Inc. Mr. Grassi has served as Chairman and a director of Regional Brands, Inc., a publicly traded holding company, since November 2016. Mr. Grassi has also served as a director of DiVal, Inc. d/b/a W. F. Hann & Sons, an HVAC plumbing contractor, since 2003 and Hynes Industries, Inc., a custom steel manufacturer, since 2019. Mr. Grassi previously served as a director of Mace Security International, Inc., a publicly traded manufacturer of a wide range of security products, from April 2016 to March 2018. Mr. Grassi’s qualifications to serve on our Board include his experience as corporate counsel to a number of middle-market and growth companies and his extensive experience assisting clients with corporate law and tax law matters.

Frank R. Martire Class II – Re-election in 2023 Lead Independent Director Director Since 2015	Mr. Martire, 72, has served as the Lead Independent Director of the Company since May 1, 2019. Prior to that time, Mr. Martire served as the Chairman of the Board of Directors from September 2015 to May 1, 2019. Mr. Martire also presently serves as Executive Chairman of NCR Corporation, a leading software and service-led enterprise provider in the financial, retail, hospitality and telecommunications and technology industries, and he has held this position since May 2018. From 2017 until May of 2018, Mr. Martire served as Non-Executive Chairman of Fidelity National Information Services, Inc. (“FIS”), an international provider of financial technology and outsourcing services. From 2015 to 2017 Mr. Martire served as Executive Chairman of FIS, and he has held management positions within FIS since 2009 when FIS acquired Metavante Technologies, Inc., a provider of financial technology services and software, regulatory advice and consulting, where he had served as Chairman of the Board and CEO from March 2003 to October 2009. Mr. Martire also serves on the board of directors of Cannae Holdings, Inc. (“Cannae”), following the completion of the split-off of Cannae from Fidelity National Financial, Inc. (“FNF”), a provider of commercial and residential mortgage and diversified services, in November 2017. Mr. Martire served as a director of Fidelity Newport Holdings, LLC (“FNH”), the owner and operator of O’Charley’s, 99 Restaurants and other restaurant concepts, until August 2017. Mr. Martire’s qualifications to serve on our Board include his leadership roles in business management, strategy and innovation, and his strong track record of building and maintaining shareholder value and successfully negotiating and implementing mergers and acquisitions.

Raymond R. Quirk Class II – Re-election in 2023 Director Since 2015	Mr. Quirk, 73, has served as a director of the Company since September 2015. Mr Quirk also presently serves as the Chief Executive Officer of FNF since December 2013 and as a director of FNF since February 2017. Previously, Mr. Quirk served as President of FNF beginning in April 2008. Mr. Quirk served as Co-President of FNF from May 2007 until April 2008, and as Co-Chief Operating Officer of FNF from October 2006 until May 2007. Since joining FNF in 1985, Mr. Quirk has served in numerous executive and management positions, including Executive Vice President, Co-Chief Operating Officer and Division Manager and Regional Manager, with responsibilities for managing direct and agency operations nationally. As a member of our Board, Mr. Quirk contributes his significant expertise in executive management oversight related to a broad range of key responsibilities.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

BACKGROUND INFORMATION FOR CLASS I AND CLASS III DIRECTORS

NOT STANDING FOR RE-ELECTION IN 2020

Timothy T. Janszen Class I – Re-election in 2022 Director Since 2015	Mr. Janszen, 56, has served as a director of the Company since September 2015, and prior to that time he served on the board of managers of our subsidiaries, J. Alexander’s Holdings, LLC (the “Operating LLC”) and J. Alexander’s, LLC, from February 2013 and January 2013, respectively, until September 2015. Mr. Janszen has been the Chief Executive Officer of Newport, an investment management firm, since September 2005. He also serves as Principal Executive Officer and Operating Manager of NGA Holdco, LLC, which holds equity in entities related to the gaming industry. Prior to joining Newport, Mr. Janszen held a number of positions, including Managing Director, at AIG Global Investment Group, an investment management firm, which he joined in 2001. As a member of our Board, Mr. Janszen contributes strategic, financial and capital markets expertise and management experience through his career with investment advisory firms and service on the board of directors of several private companies in the restaurant and hospitality industry.

Ronald B. Maggard, Sr. Class I – Re-election in 2022 Director Since 2015	Mr. Maggard, 70, has served as a director of the Company since September 2015. Mr. Maggard co-founded Maggard Enterprises, Inc., a former franchisee of Long John Silver’s and A&W restaurants, in 1970 and has been its Chairman of the Board and President since 1972. He was a franchisee of quick-service restaurants for over 30 years. Mr. Maggard served as a director of Santa Barbara Restaurant Group and former Chairman of Checkers Drive-In Restaurants, Inc., until 2002 and a former director of Carl Karcher Enterprises from 2003 to 2004. He served as a director of FNH until August 2017. As a member of our Board, Mr. Maggard contributes his extensive experience in restaurant operations.

Douglas K. Ammerman Class III – Re-election in 2021 Director Since 2015	Mr. Ammerman, 68, has served as a director of the Company since September 2015. Mr. Ammerman has also served as a director of FNF since July 2005. Mr. Ammerman is a retired partner of KPMG LLP, where he became a partner in 1984. Mr. Ammerman formally retired from KPMG LLP in 2002. Additionally, he currently serves as a director of Stantec Inc. Within the past five years, Mr. Ammerman also has served as a director of Remy International, El Pollo Loco, Inc. and William Lyon Homes, Inc. As a member of our Board, Mr. Ammerman contributes his significant financial and accounting background and expertise, including his 18 years as a partner with KPMG LLP and his experience as a director on the boards of directors of other companies.

Lonnie J. Stout II Class III – Re-election in 2021 Executive Chairman of the Board Director Since 2015	Mr. Stout, 73, has served as the Executive Chairman of the Board of Directors since May 1, 2019. Prior to that time, Mr. Stout served as a director as well as the President and Chief Executive Officer of the Company since its formation. Prior to the formation of the Company in 2014, he was a director/manager (as applicable), President and Chief Executive Officer of J. Alexander’s Corporation (“JAC”), the Operating LLC and J. Alexander’s, LLC (the successor entity to JAC), positions he has held since May 1986. Mr. Stout joined JAC in 1979 and since that time has held various leadership roles, including Executive Vice President and Chief Financial Officer of JAC from October 1981 to May 1984, and a member of the board of directors of JAC from 1982 until October 2012, and served as Chairman from July 1990 until October 2012. From November 2016 to October 2017, Mr. Stout served as Executive Vice Chairman of FNH. Mr. Stout has over 35 years of experience in the hospitality, food services and restaurant business. His industry knowledge and experience make him a vital component to our Board.

CORPORATE GOVERNANCE

General

The Company believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its shareholders. The Company regularly reviews its corporate governance policies and practices and compares them to those suggested by various authorities on corporate governance and the practices of other public companies. The Company also continues to review the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the Commission and the applicable listing standards of the New York Stock Exchange (the “NYSE”).

Board of Directors

The Company is managed under the direction of the Board, which oversees and delegates the conduct of the business to the Company’s executive officers and senior management. The Board held 7 meetings in 2019. Each of the incumbent directors of the Company attended at least 75% of the meetings held during 2019 by the Board while he was a director and at least 75% of the meetings held during 2019 by all committees of the Board while he was a member of such committees.

The Board is currently led by Mr. Stout as the Executive Chairman of the Board (“Executive Chairman”) and Mark A. Parkey currently serves as Chief Executive Officer of the Company. Our Corporate Governance Guidelines permit the roles of chairman of the Board and chief executive officer to be filled by the same or different individuals. This allows the Board flexibility to determine whether the two roles should be combined or separated based upon our needs and the Board’s assessment of its leadership from time to time. Because the position of Executive Chairman has been filled by Mr. Stout, who is a non-independent director, the Board appointed Mr. Martire as Lead Independent Director in 2019.

At this time, the Board believes that our shareholders are best served by having Mr. Stout serve as Executive Chairman and Mr. Martire serve as Lead Independent Director. Our Board believes this leadership structure effectively allocates authority, responsibility, and oversight between management and the independent members of our Board. Our structure gives primary responsibility for the operational leadership and strategic direction of the Company to our Chief Executive Officer, Mr. Parkey, while Mr. Stout, our Executive Chairman, advises our leadership team, develops longer-term business initiatives, engages with shareholders, and evaluates strategic opportunities to improve shareholder value, and Mr. Martire, our Lead Independent Director, facilitates our Board’s independent oversight of management, promotes communication between senior management and other Board members about issues such as management development and succession planning, executive compensation, and Company performance, and leads our Board’s consideration of key governance matters.

The Board includes three standing committees: an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. Each of these committees operates under a written committee charter, all of which can be accessed on the Company’s website at investor.jalexandersholdings.com, under the corporate governance section.

Director Independence

Our Corporate Governance Guidelines and the NYSE require that our Board consist of a majority of independent directors.

The Board has determined that each of the following directors and nominees, constituting a majority of our Board, qualifies as an “independent director” within the meaning of the NYSE listing standards, and that such persons do not otherwise have any relationship that, in the opinion of the Board, would interfere with the exercise of such person’s independent judgment in carrying out the responsibilities of a director:

Douglas K. Ammerman

Carl J. Grassi

Timothy T. Janszen

Ronald B. Maggard, Sr.

Frank R. Martire

The Nominating and Corporate Governance Committee of the Board has evaluated the Company’s relationships with each such director and nominee and has recommended to our Board to make an affirmative determination that such director or nominee is independent. Under the Company’s Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being independent under applicable laws and the corporate governance listing standards of the NYSE.

The Nominating and Corporate Governance Committee and the Board evaluate the independence of directors and director nominees under the criteria established by the Commission and the NYSE for director independence and for Audit Committee membership, including Rule 10A-3 under the Exchange Act.

Role of the Board in Risk Oversight

One of the key functions of the Board is informed oversight of our risk management process. The Board administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee, each of which addresses risks specific to its respective areas of oversight. In particular, the Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Nominating and Corporate Governance Committee also makes the initial determination as to whether directors are independent for purposes of relevant rules.

The independent directors meet regularly in executive session at the conclusion of Board meetings to review and discuss the Company’s management, operations, financial performance and material risks to the Company. Our Lead Independent Director acts as the presiding director of these executive sessions.

Board Member Attendance at Annual Meeting

The Company encourages each member of the Board to attend the Annual Meeting. Mr. Stout attended the 2019 Annual Meeting of Shareholders in person. The remaining incumbent directors at the time of the 2019 Annual Meeting of Shareholders participated via teleconference.

Board Committee Composition and Committee Functions

Committee/Current Members	Summary of Material Committee Functions
Audit Committee Current Members Mr. Ammerman (Chair) Mr. Janszen Mr. Martire Number of Meetings held in fiscal year 2019: 5

•  Evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•  Reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•  Reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent auditors and management;

•  Reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;

•  Reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•  Establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and other matters;

•  Preparing the report of the Audit Committee that the Commission requires in our annual proxy statement;

•  Overseeing risks associated with financial matters such as accounting, internal controls over financial reporting and financial policies;

•  Reviewing and providing oversight with respect to any related party transactions and monitoring compliance with our code of ethics; and

•  Reviewing and evaluating, at least annually, the performance of the Audit Committee, including compliance of the Audit Committee with its charter.

Compensation Committee Current Members: Mr. Martire (Chair) Mr. Ammerman Mr. Grassi Mr. Maggard Number of Meetings held in fiscal year 2019: 3

•  Reviewing and recommending to our Board the compensation and other terms of employment of our executive officers;

•  Reviewing and recommending to our Board performance goals and objectives relevant to the compensation of our executive officers;

•  Evaluating and approving the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•  Evaluating and recommending to our Board the type and amount of compensation to be paid or awarded to Board members;

•  Administering our equity incentive plans;

•  Reviewing and recommending to our Board policies with respect to incentive compensation and equity compensation arrangements;

•  Reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•  Evaluating and overseeing risks associated with compensation policies and practices;

•  Reviewing and recommending to our Board the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers and other members of senior management;

•  Reviewing the adequacy of its charter on an annual basis; and

•  Reviewing and evaluating, at least annually, the performance of the Compensation Committee, including compliance of the Compensation Committee with its charter.

Nominating and Corporate Governance Committee Current Members: Mr. Maggard (Chair) Mr. Ammerman Number of Meetings held in fiscal year 2019: 1

•  Reviewing and making recommendations to the Board regarding our board size and other corporate governance functions;

•  Identifying, evaluating, nominating and recommending individuals for membership on our Board;

•  Considering nominations by shareholders of candidates for election to our Board;

•  Considering and assessing the independence of members of our Board;

•  Evaluating director performance on our Board and applicable committees of our Board;

•  Reviewing the corporate governance guidelines and making any changes to such guidelines;

•  Periodically reviewing our policy statements; and

•  Evaluating, at least annually, the performance of the committees of the Board.

Nominating and Corporate Governance Matters

The Nominating and Corporate Governance Committee acts on behalf of the Board to identify individuals qualified to become Board members and to recommend to the Board nominees for each annual meeting of shareholders.

The policy of the Nominating and Corporate Governance Committee is to consider the qualifications of all properly submitted shareholder recommendations of candidates for membership on the Board. In its assessment of a candidate for Board membership, including properly submitted shareholder recommendations, the Nominating and Corporate Governance Committee may consider whatever factors it deems appropriate, including: personal qualities and characteristics, accomplishments and reputation, knowledge within the Company’s industry or industries relevant to the Company’s business, skills and personality that would promote an effective, collegial and responsive Board, and diversity of viewpoints, background, experience and other demographics. At a minimum, in the judgment of the Nominating and Corporate Governance Committee, a director nominee must:

•

be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;

•	possess relevant background, skills and abilities, and characteristics that fulfill the needs of the Board at that time;

•

possess the background and demonstrated ability to contribute to the Board’s performance of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, and/or a record of relevant civic and community leadership;

•	contribute important opinions and perspectives to Board deliberations as a result of diverse professional experience and personal background;

•	have the highest ethical character and share the core values of the Company as reflected in the Company’s Code of Business Conduct and Ethics;

•	have a reputation, both personal and professional, consistent with the image and reputation of the Company;

•	have relevant expertise and experience, and be able to offer advice and guidance to the chief executive officer based on that expertise and experience; and

•	have the ability and the willingness to devote the necessary time and energy to exercise sound business judgment.

The Nominating and Corporate Governance Committee will preliminarily assess each candidate’s qualifications and suitability. If it is the consensus of the Nominating and Corporate Governance Committee that a candidate is likely to meet the criteria for Board membership, the Nominating and Corporate Governance Committee will advise the candidate of the Nominating and Corporate Governance Committee’s preliminary interest and, if the candidate expresses sufficient interest, will arrange interviews of the candidate with one or more members of Nominating and Corporate Governance Committee and other members of the Board and will request such additional information from the candidate as the Nominating and Corporate Governance Committee deems appropriate.

If a majority of the Nominating and Corporate Governance Committee determine that the candidate is suitable and meets the criteria for Board membership, the candidate will be invited to meet with senior management of the Company, both to allow the candidate to obtain further information about the Company and to give management a basis for input to the Board regarding the candidate. On the basis of its assessment, and taking into consideration input from senior management, the Nominating and Corporate Governance Committee will formally consider whether to recommend the candidate’s nomination for election to the Board. Approval by a majority of the independent directors will be required to recommend the candidate’s nomination.

Upon recommendation from the Nominating and Corporate Governance Committee of a slate of directors for nomination at the Company’s annual meeting of shareholders, the Board will consider each candidate’s qualifications, the assessment of each individual’s background, skills and abilities, and whether such characteristics fulfill the needs of the Board at that time, and will confer and reach a collective assessment as to the qualifications and suitability of each candidate for Board membership. Approval by a majority of the Board will be required to nominate a candidate for election to the Board.

Shareholder Recommendations

Any shareholder recommendations submitted for consideration by the Nominating and Corporate Governance Committee must be made in accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”) and applicable law, and include verification of the shareholder status of the person submitting the recommendation and the recommended candidate’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary

J. Alexander’s Holdings, Inc.

3401 West End Avenue, Suite 260

P.O. Box 24300

Nashville, Tennessee 37202

Compensation Committee Matters

The Compensation Committee acts on behalf of the Board to establish the compensation of executive officers of the Company and to provide oversight of the Company’s compensation philosophy. The Compensation Committee also acts as the oversight committee with respect to the Company’s deferred compensation, stock and bonus plans covering executive officers and other senior management. In overseeing those plans, the Compensation Committee has the sole authority for administration and interpretation of the plans. The Compensation Committee has the authority to engage outside advisors to assist the Compensation Committee in the performance of its duties; however, the Compensation Committee may not delegate its authority to others.

The Compensation Committee is composed solely of non-employee directors of the Company. All compensation awards made by the Compensation Committee are approved by directors who are (i) independent as defined under the NYSE listing standards, and (ii) non-employee directors for purposes of Section 16b-3 of the Exchange Act. The Compensation Committee has been given the responsibility to assist the Board in the discharge of its fiduciary duties with respect to the compensation of the executives and other employees of the Company, including the named executive officers, and the Company’s retirement and other benefit plans. As part of the Compensation Committee’s duties, the Compensation Committee, among other things, periodically reviews the Company’s philosophy regarding executive compensation and assesses the three main elements of the Company’s compensation. The Compensation Committee reports to the Board on its activities.

Generally, the Compensation Committee reviews the performance and compensation of the Chief Executive Officer and, following discussions with him and other advisors, if appropriate, establishes his compensation level. For the remaining named executive officers, the Chief Executive Officer makes recommendations for salary and bonus levels to the Compensation Committee that are generally approved. With respect to equity compensation, the Compensation Committee typically grants awards based upon the initial recommendation of the Chief Executive Officer, and with additional or different terms deemed appropriate by the Compensation Committee.

The Compensation Committee generally will consider making equity awards periodically after the Compensation Committee has had an opportunity to review the Company’s financial results for the prior fiscal year and consider the Company’s expectations and projections for the current fiscal year. The Compensation Committee may grant awards or may determine not to grant any awards to some executives, based on its conclusion that the awards then currently outstanding effectively serve to properly incentivize the executive officers.

The Board sets non-management directors’ compensation at the recommendation of the Compensation Committee. See “Director Compensation” for more information.

In February 2019, the Compensation Committee engaged Mercer (US) Inc. (“Mercer”) to evaluate the Company’s management transition, which became effective on May 1, 2019, and in March 2019, the Compensation Committee again engaged Mercer to evaluate the Company’s compensation practices in connection with the amendment of the Company’s 2015 Equity Incentive Plan.

Governance Documents

The Board has adopted a Code of Business Conduct and Ethics applicable to the members of the Board and the officers of the Company, including the Chief Executive Officer and Chief Financial Officer (who also serves as the Company’s principal accounting officer). We also have adopted Corporate Governance Guidelines, which, in conjunction with our Charter, Bylaws and the respective charters of the Board committees, form the framework for our governance.

All of these documents may be accessed on the Company’s website at investor.jalexandersholdings.com, under the corporate governance section, or copies may be requested by writing to the following address: J. Alexander’s Holdings, Inc., 3401 West End Avenue, Suite 260, P.O. Box 24300, Nashville, Tennessee 37202. The Company will make any legally required disclosures regarding amendments to, or waivers of, provisions of the Code of Business Conduct and Ethics on its website.

Communications with Members of the Board

Any party interested in communicating directly with our Board, our Executive Chairman, our Lead Independent Director, other individual independent directors or the independent directors as a group may do so by writing to Board of Directors, c/o Corporate Secretary, J. Alexander’s Holdings, Inc., 3401 West End Avenue, Suite 260, P.O. Box 24300, Nashville, Tennessee 37202.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information for the year indicated with respect to the compensation awarded to, earned by, or paid to the named executive officers for fiscal years 2019 and 2018 for their service as employees and officers of us and our subsidiaries.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
Lonnie J. Stout II	2019	466,667	424,625	—	258,914	267,711	1,417,917
Executive Chairman of the Board (formerly served as Chief Executive Officer)	2018	592,949	—	427,500	394,421	46,020	1,460,890
Mark A. Parkey	2019	353,262	704,125	—	195,996	222,058	1,475,441
President and Chief Executive Officer	2018	255,393	—	205,200	84,942	45,844	591,379
J. Michael Moore	2019	276,595	338,625	—	76,730	197,045	888,995
Executive Vice President and Chief Operating Officer	2018	255,393	—	205,200	84,942	48,471	594,006
Jessica L. Hagler Vice President, Chief Financial Officer, Treasurer and Secretary	2019	229,000	311,750	—	63,527	31,859	636,136

(1)

Amounts shown are not reduced to reflect the named executive officers’ contributions to the Company’s 401(k) and deferred compensation plans. Amounts shown are amounts actually earned by the named executive officer during the year.

(2)

Represents the aggregate grant date fair value of the J. Alexander’s Holdings, Inc. stock option, restricted share and performance share awards granted to the named executive officers determined in accordance with ASC Topic 718 “Compensation – Stock Compensation.” Performance share awards are subject to performance and service-vesting requirements, and the value included above assumes that the performance condition will be met during the performance period. For additional information on the assumptions made in the valuation for the awards reflected in these columns, please see Note 15 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019, as amended (the “Form 10-K”).

(3)	Represents cash bonus payments made pursuant to the Company’s Amended and Restated 2015 Equity Incentive Plan (the “Plan”), or any predecessor plan.
(4)

Amounts shown reflect the value to each of the named executive officers of: the expense recognized by the Company relating to the vested benefit under their Amended and Restated Salary Continuation Agreements, as applicable, contributions allocated by the Company pursuant to the Company’s 401(k) and non-qualified deferred compensation plans, an auto allowance, reimbursements for certain auto-related expenses, the Company’s reimbursement of employee medical insurance contributions, premiums paid for a supplemental medical reimbursement insurance plan, payments of supplemental disability insurance premiums, tax preparation and planning services and certain other modest benefits.

(5)

The following table details for each named executive officer, if applicable, the expense recognized by the Company relating to the named executive officer’s vested Amended and Restated Salary Continuation Agreement benefits. No amounts were actually paid to the employee. Ms. Hagler does not have a salary continuation agreement.

	Non-Cash Expense Recognized Relating to
	the Vested Benefit Under the Amended
	and Restated Salary Continuation Agreements
Name	($)
Lonnie J. Stout II	214,955	(2019)
	—	(2018	) (a)
Mark A. Parkey	178,363	(2019)
	—	(2018	) (a)
J. Michael Moore	153,529	(2019)
	—	(2018	) (a)

(a)

As a result of forecasted interest rates for the 15-year period during which Messrs. Stout, Parkey and Moore are eligible to receive their respective vested benefit, we recognized income for the 2018 fiscal year relating to our obligations with respect to these officers’ Amended and Restated Salary Continuation Agreements. Consequently, no amount of expense is reported in the “All Other Compensation” column of the Summary Compensation Table with respect to these officers’ Amended and Restated Salary Continuation Agreements for this period.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE

Compensation Philosophy. The Company’s executive compensation program is administered by the Compensation Committee of the Board (the “Compensation Committee”) and compensates management primarily through a combination of base salary and annual cash incentives. The goal of the executive compensation program is to attract and retain talent through incentives that reward outstanding Company and individual performance and the creation of shareholder value. Base salaries are intended to provide cash compensation at a level appropriate for the named executive officers’ experience and responsibilities. The Company’s incentive compensation, which has historically taken the form of a cash incentive program, is designed to align a portion of the management incentives with the interests of our equity holders.

Base Salary. Base salaries are reviewed annually and may be adjusted in light of individual past performance, tenure, any change in the named executive officer’s position or responsibilities within our organization, or rates of inflation. The Compensation Committee reviews the base salary of the Chief Executive Officer and receives recommendations from the Chief Executive Officer regarding base salaries for the other named executive officers. Base salaries for all named executive officers were adjusted in May of 2019 to the rates set forth in the table below.

Named Executive Officer	2019 Base Salary ($)
Lonnie J. Stout II	400,000
Mark A. Parkey	400,000
J. Michael Moore	285,000
Jessica L. Hagler	240,000

Cash-Based Incentive Compensation. Part of our compensation philosophy is to incentivize the named executive officers using cash-based incentive compensation tied primarily to our business objectives. We approve the payment of annual cash incentive compensation, if earned, because we believe it rewards executives for achieving our shorter-term business objectives.

In fiscal year 2019, all named executive officers received a cash incentive bonus pursuant to the Plan under which they were eligible to receive a cash payment based on the achievement of certain performance targets. Performance targets are set annually by the Compensation Committee and communicated to participants. The amount of the cash payment is a percentage of the officer’s annual base salary earned by the officer during the applicable fiscal year. Each participant in the Plan is assigned an annual award target expressed as a percentage of the participant’s base salary earned during the applicable fiscal year. This annual award target is generally determined based on seniority, level of responsibility within our organization, and such person’s ability to influence profitability, meet our stated objectives of operational excellence and ensure the integrity of our financial statements and our reputation in the business community. In addition, our Compensation Committee has the discretionary authority to modify the annual award target based on its assessment of the individual participant’s performance.

The Plan is designed to provide 100% of a participant’s annual award target for achieving targeted performance, 50% of a participant’s annual award target for achieving a minimum acceptable (threshold) level of performance (typically, 90% of the targeted performance level), and up to a maximum of 200% of a participant’s annual award target for achieving maximum performance (typically, 120% of the targeted performance level). Payouts between the threshold and maximum amounts are interpolated in increments in relation to the performance level achieved. No payments will be made for performance below the threshold level.

The performance targets for fiscal year 2019 were calculated based on our achievement of designated levels of earnings before net interest expense, income taxes, depreciation, amortization, any pre-opening expenses, certain impairment charges, if applicable, along with adjustments for other items that do not reflect our performance for a given fiscal year (the “Plan Adjusted EBITDA”). The following table summarizes the potential cash incentives for each of our named executive officers based on our achievement of the threshold, target and maximum Plan Adjusted EBITDA goals for fiscal year 2019.

	Threshold Plan	Target Plan	Maximum Plan
	Adjusted	Adjusted	Adjusted
Named Executive Officer	EBITDA	EBITDA	EBITDA
Lonnie J. Stout II	50% of Base Salary	100% of Base Salary	200% of Base Salary
Mark A. Parkey	50% of Base Salary	100% of Base Salary	200% of Base Salary
J. Michael Moore	25% of Base Salary	50% of Base Salary	100% of Base Salary
Jessica L. Hagler	25% of Base Salary	50% of Base Salary	100% of Base Salary

As a result of our achievement of Plan Adjusted EBITDA between the threshold and target goals, each named executive officer received an award equal to approximately 55.5% of their targeted award level for fiscal year 2019, using the interpolation method described above. Consequently, Messrs. Stout and Parkey each received a cash award pursuant to the Plan equal to 55.5% of their respective base salaries earned in fiscal year 2019, and Mr. Moore and Ms. Hagler received a cash award equal to 27.8% of their base salaries earned in fiscal year 2019.

Cash Bonuses. On occasion, we may award discretionary cash bonus payments to the named executive officers to reward superior individual performance during a fiscal year. No discretionary cash bonus payments were made during fiscal year 2019.

Profits Interest Incentive Awards. On January 1, 2015, the Operating LLC adopted a Management Incentive Plan and issued equity incentive awards in the form of Class B Units of the Operating LLC (the “Class B Units”) to certain members of our management team, including our named executive officers, and other key employees. Each Class B Unit represents a non-voting equity interest in the Operating LLC that entitles the holder to a percentage of the profits and appreciation in the equity value of the Operating LLC arising after the date of grant and after such time as an applicable hurdle amount is met. The hurdle amount for the Class B Units issued to our management in January 2015 was set at $180 million, which at such time was a reasonable premium to the estimated liquidation value of the equity of the Operating LLC. The Class B Units issued to management vested with respect to 50% of the granted Class B Units on the second anniversary of the date of grant and with respect to the remaining 50% on the third anniversary of the date of grant and required a six-month holding period post-vesting.

Mr. Stout received 442,500 Class B Units, Messrs. Parkey and Moore each received 132,750 Class B Units, and Ms. Hagler received 22,125 Class B Units on January 1, 2015. In the third quarter of fiscal year 2015, the Board of Directors of FNF approved the legal and structural separation of the Company from FNF, pursuant to which the Company became an independent, publicly-traded company (the “Spinoff”). For additional information, see “Separation of the Company from Fidelity National Financial, Inc.” In conjunction with the Spinoff, the Operating LLC was recapitalized, and the Class B Units were adjusted on a pro-rata basis to 416,673 for Mr. Stout, 125,002 for each of Messrs. Parkey and Moore, and 20,834 for Ms. Hagler. These have a grant date fair value of $778,800 for Mr. Stout, $233,640 for each of Messrs. Parkey and Moore, and $38,940 for Ms. Hagler.

Vested Class B Units may be exchanged for, at the option of the Operating LLC, either (i) cash in an amount equal to the amount that would be distributed to the holder of those Class B Units by the Operating LLC upon a liquidation of the Operating LLC assuming the aggregate amount to be distributed to all members of the Operating LLC was equal to the implied valuation of the Company based upon its market capitalization on the date of exchange, (net of any assets and liabilities of the Company that are not assets or liabilities of the Operating LLC) or (ii) shares of our Common Stock with a fair market value equal to the cash payment under (i) above.

The Class B Units issued to our management have been classified as equity awards, and compensation expense based on the grant date fair value has been recognized over the applicable vesting period of the grant in our Consolidated Financial Statements. No additional Class B Units have been issued to any named executive officer since January 1, 2015.

Equity-Based Incentive Compensation. The Company grants equity-based incentive awards to its executive officers under shareholder-approved plans on a periodic basis. The Compensation Committee has indicated that it awards equity compensation because it believes that such awards closely align executives’ and employees’ interests with the interests of other shareholders by promoting a focus on long-term increases in shareholder value. By utilizing a mix of stock option awards and restricted and performance share awards, the Company is able to achieve a balanced combination of long-term equity compensation, which emphasizes long-term performance and fosters retention, and by utilizing full-value awards, reduces our total usage of reserved shares under the Plan versus granting only stock options.

On May 1, 2019, the Board approved the Plan, which amended and restated the J. Alexander’s Holdings, Inc. 2015 Equity Incentive Plan, as amended (the “2015 Plan”), to among other things, (i) increase the number of shares available for issuance under the 2015 Plan by 1,350,000 shares, (ii) make certain revisions to the 2015 Plan that are intended to strengthen the alignment of the Plan with the interests of our shareholders, and (iii) remove provisions intended to facilitate compliance with certain exceptions to Section 162(m) of the Internal Revenue Code of 1986, as amended. Our shareholders approved the Plan at our 2019 Annual Meeting of Shareholders. The Plan provides for the grant of non-statutory or incentive stock options, restricted stock, restricted stock units, and other stock-based awards to the Company’s employees, officers, directors or consultants. A total of 2,850,000 shares are reserved for issuance under the Plan. The Compensation Committee administers the Plan, selects the individuals to whom awards are granted, and determines the terms and number of awards granted to each individual. The number of awards granted is based on the Compensation Committee’s conclusions on the sufficiency of the Company’s cash compensation and other benefits available to officers. Because the Compensation Committee has indicated that it believes a larger portion of more senior executives’ compensation should be tied to the Company’s long-term performance, a larger number of awards are generally granted to the more senior executive officers, decreasing incrementally based on position. Stock options that are granted pursuant to the terms of the Plan generally cannot be granted with an exercise price of less than 100% of the fair market value on the date of the grant. The term of the stock options that are granted under the Plan cannot be greater than 10 years.

In addition to engaging Mercer to advise on the terms of the Plan, in 2019, the Compensation Committee obtained the advice of Mercer on the advisability of granting restricted share awards and performance share awards and the size and possible terms of grants under the Plan, which was approved by shareholders in June 2019. In August 2019, the Company made performance share grants of 19,750 and 32,750 shares to Messrs. Stout and Parkey, respectively. Additionally, the Company made restricted share grants of 19,750, 32,750 and 31,500 shares to Messrs. Stout, Parkey and Moore, respectively, and a restricted share grant to Ms. Hagler of 29,000 shares. Each of these performance share grants and restricted share grants had a grant date fair value of $10.75 per share (the closing price of the Common Stock on the date of the grant, August 9, 2019). The performance shares granted to Messrs. Stout and Parkey in fiscal year 2019 are subject to time-based vesting at the rate of 25% annually on the first four anniversaries of the grant date, and are further dependent upon achievement of a certain level of Adjusted EBITDA, as publicly reported by the Company. The performance period is any four consecutive fiscal quarters during the sixteen-quarter period beginning with the fiscal quarter in which the awards were granted. The performance target must be met during the performance period in order for the restriction to lapse. The restricted share awards granted in 2019 are subject to a service condition only. The restricted period for each grant is four years with the restriction expiring in four equal installments on the first four anniversaries of their grant date.

Employment Agreements. On December 26, 2008, JAC entered into employment agreements with Messrs. Stout, Parkey and Moore, which were each subsequently amended on July 30, 2012. Mr. Parkey’s employment agreement was amended again on July 1, 2014. The Company entered into an employment agreement with Ms. Hagler on March 14, 2018. The agreements provide that each of the named executive officers will continue to serve in their current offices and such other office or offices to which he or she may be appointed or elected by the applicable Board of Directors for the term of the agreement. Following the initial term of three years for Messrs. Stout, Parkey and Moore or two years for Ms. Hagler, each agreement has been subject to successive one-year automatic renewals unless either party gives written notice to the other party not less than 90 days prior to the end of the then-current term that it is electing not to extend the agreement. Each agreement provides for the named executive officer to continue to receive his or her current annual base salary as well as customary benefits, including remuneration pursuant to the Company’s cash compensation incentive plans (assuming applicable performance targets are met) or any long-term incentive award plans offered generally to executives of the Company and health insurance. Pursuant to the terms of each agreement, the Company or its predecessor, JAC, also agreed to reimburse the named executive officer for all reasonable business expenses incurred by such named executive officer in performance of his or her duties. Compensation payable under the agreements is subject to annual review by the Compensation Committee and may be increased as the Compensation Committee deems advisable.

Each agreement provides for certain payments upon the termination of the named executive officer’s employment. Details of these payments and obligations are discussed below under the heading “Potential Payments Upon Termination or Change in Control.” In addition to these payments, if (i) the named executive officer is terminated other than as a result of death or for “cause” and (ii) the named executive officer does not obtain substantially similar health insurance coverage as provided for in his or her employment agreement, then once the period for which we are obligated to provide health insurance coverage under the employment agreement ends, we must use commercially reasonable efforts to make available to the named executive officer health insurance benefits for the named executive officer and his or her dependents under our then-existing health insurance plan at the named executive officer’s expense (and at no additional cost to the Company). Further, pursuant to the terms of each of the agreements, each named executive officer is prohibited from (i) competing with the Company (A) during the term of his or her employment and (B) for a period of one year following termination of employment if the named executive receives payments under the employment agreements in connection with termination without “cause” or by the named executive for “good reason” and (ii) soliciting, without our written consent, the services of the Company’s executive officers (or otherwise soliciting our executive officers to terminate their employment or agency with us) for a period of one year following termination of employment if the named executive officer receives payments under the employment agreements in connection with termination without “cause” or by the named executive officer for “good reason.” The named executive officer is also subject to certain confidentiality and non-disclosure obligations.

Retirement Benefits. The Company provides a vested salary continuation benefit as the primary retirement benefit for certain senior executives, including Messrs. Stout, Parkey and Moore. They each receive this retirement benefit through Amended and Restated Salary Continuation Agreements between the Company and such named executive officer. A description of the vested salary continuation benefits provided under these agreements is described below under “Potential Payments Upon Termination or Change in Control.” In addition, the Company provides the named executive officers certain other retirement benefits, including participation in the Company’s 401(k) plan and a non-qualified deferred compensation plan, each of which were amended in 2019 in conjunction with the appointment of new trustees and recordkeepers for each plan. Each plan allows the named executive officer to defer a portion of his or her compensation income on a pre-tax basis through contributions to the plan. For fiscal 2019, the Company matched 25% of the named executive officer’s total elective contributions up to 3% of the named executive officer’s compensation for the plan year (taking into account elective contributions to both plans). Subsequent to the amendments of each plan, and effective for fiscal 2020, the Company is obligated to match 25% of the named executive officer’s total elective contributions up to 3% of the named executive officer’s compensation for the plan year into the Company’s 401(k) plan. Additionally, the Compensation Committee may, in its sole discretion, authorize the Company to match additional deferrals on an annual basis for the Company’s 401(k) plan and the non-qualified deferred compensation plan separately. Such discretionary match for fiscal 2020 has been approved by the Compensation Committee to be equal to an additional 25% of total elective contributions up to 3% of compensation for the 401(k) plan, resulting in a total match of 50% of contributions up to 3% of compensation. The approved discretionary match for fiscal 2020 relative to the Company’s non-qualified deferred compensation plan is also equal to 25% of total elective contributions up to 3% of compensation. Earnings, gains and losses on deferral accounts under the non-qualified deferred compensation plan are determined quarterly and credited to participant accounts based on the gains or losses of hypothetical measurement funds selected by the Company. The Company does not provide above-market or preferential earnings on deferred compensation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table summarizes the number of outstanding equity awards held by each of the named executive officers as of December 29, 2019.

Option Awards (1)						Stock Awards (3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Lonnie J. Stout II						19,750	189,205	19,750	189,205
	125,000	0	10.39	10/13/2015	10/13/2022
	93,750	31,250	8.90	11/8/2016	11/8/2023
	31,250	93,750	9.55	2/21/2018	2/21/2025
Mark A. Parkey						32,750	313,745	32,750	313,745
	55,000	0	10.39	10/13/2015	10/13/2022
	45,000	15,000	8.90	11/8/2016	11/8/2023
	15,000	45,000	9.55	2/21/2018	2/21/2025
J. Michael Moore						31,500	301,770	N/A	N/A
	55,000	0	10.39	10/13/2015	10/13/2022
	45,000	15,000	8.90	11/8/2016	11/8/2023
	15,000	45,000	9.55	2/21/2018	2/21/2025
Jessica L. Hagler						29,000	277,820	N/A	N/A
	15,000	0	10.39	10/13/2015	10/13/2022
	11,250	3,750	8.90	11/8/2016	11/8/2023
	6,250	18,750	9.55	2/21/2018	2/21/2025

(1)	Represents options granted pursuant to the Company’s equity incentive plans. All currently outstanding options have a term of seven years from the grant date.
(2)	Options vest in four equal installments on the first, second, third and fourth anniversaries of the grant date.

(3)

The numbers included in this section do not include the outstanding profits interest awards of Class B Units in the Operating LLC, which are fully vested at December 29, 2019. On January 1, 2015, Messrs. Stout, Parkey and Moore and Ms. Hagler each received a Class B Unit award, half of which vested January 1, 2017 and the remaining half of which vested on January 1, 2018. The actual number of shares of Common Stock that may be issuable upon exercise of units will be determined at the time of exercise. The market value of the Operating LLC Class B Units is based on the estimated per unit liquidation value of each Class B Unit over the volume weighted average closing price of the Common Stock. As of December 29, 2019, the per unit liquidation value of each Class B Unit was $0.00.

(4)	Outstanding restricted share awards vest in four equal installments on the first, second, third and fourth anniversaries of the grant date, which was August 9, 2019.
(5)

Outstanding performance share awards are subject to time-based vesting at the rate of 25% annually on the first, second, third and fourth anniversaries of the grant date, which was August 9, 2019. These performance share awards are also subject to a performance condition, which is dependent upon the Company’s achieving a certain level of Adjusted EBITDA, as publicly reported by the Company. The performance period shall be any four consecutive fiscal quarters during the sixteen-quarter period beginning with the fiscal quarter in which the awards were granted. The performance target must be met during the performance period in order for the restriction to lapse and the awards to vest, and the Company believes that it is probable that the performance condition will be achieved during the performance period.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Overview

Payments Pursuant to the Employment Agreements. Under each of the employment agreements discussed above under “Narrative Disclosure to Summary Compensation Table,” if the Company terminates the employment of the named executive officer with “cause,” or the named executive officer terminates employment without “good reason,” the Company is required to pay the named executive officer his or her salary, prior year bonus (if any) and benefits, in each case, already earned but unpaid through the date of such termination (“Accrued Obligations”). If the Company terminates the employment of Mr. Stout without “cause,” including non-renewal by the Company or if Mr. Stout resigns for “good reason,” Mr. Stout will receive the Accrued Obligations and will also be entitled to receive (i) a lump sum cash payment equal to 2.99 times his base salary then in effect, (ii) a lump sum cash payment equal to 2.99 times the greater of (a) the cash bonus paid, or earned but not yet paid, in respect of the previous fiscal year or (b) the average bonus paid, or earned but not yet paid, in respect of the last three years, and (iii) health insurance benefits substantially commensurate with the Company’s standard health insurance benefits for Mr. Stout and his spouse and dependents for a period of two years, with such benefits terminating prior to the end of such two-year period if he receives substantially similar coverage and benefits from a subsequent employer. For each of Messrs. Parkey and Moore, the applicable severance amounts payable under their respective employment agreements in the event of a termination of employment by us without “cause” or a resignation by the named executive officer for “good reason” include (i) the Accrued Obligations, (ii) a lump sum cash payment equal to 2.00 times his base salary then in effect, (iii) a lump sum cash payment equal to 2.00 times the greater of (a) the cash bonus paid, or earned but not yet paid, in respect of the previous fiscal year or (b) the average bonus paid, or earned but not yet paid, in respect of the last three fiscal years, and (iv) health insurance benefits substantially commensurate with our standard health insurance benefits for the named executive officers and his spouse and dependents for a period of up to two years, with such benefits terminating prior to the end of such two-year period if he receives substantially similar coverage and benefits from a subsequent employer. For Ms. Hagler, the applicable severance amounts payable under her employment agreement in the event of a termination of employment by us without “cause” or a resignation by the named executive officer for “good reason” include (i) the Accrued Obligations, (ii) a lump sum cash payment equal to 1.00 times her base salary then in effect, (iii) a lump sum cash payment equal to 1.00 times the greater of (a) the cash bonus paid, or earned but not yet paid, in respect of the previous fiscal year or (b) the average bonus paid, or earned but not yet paid, in respect of the last three fiscal years, and (iv) health insurance benefits substantially commensurate with our standard health insurance benefits for the named executive officer and dependents for a period of up to eighteen months if terminated by us without “cause” or one year if subsequent to a resignation for “good reason,” with such benefits terminating prior to the end of such period if she receives substantially similar coverage and benefits from a subsequent employer. For Mr. Stout, who is also a party to a Severance Benefits Agreement (more fully described below under “—Payments Made Pursuant to the Severance Benefits Agreement”) entitling him to 18 months’ salary upon termination of employment by the Company without “cause” or resignation by him for “good reason,” the applicable severance amounts payable under the employment agreements in the event of termination without “cause” and for “good reason” are reduced by amounts actually paid under his Severance Benefits Agreement.

Under the employment agreements, in the event of termination without “cause” or if the named executive officer resigns for “good reason,” each within the 36-month period following a “change in control,” each named executive officer will be entitled to receive the severance payments and benefits described above; however, for Messrs. Moore and Parkey the severance multiple is increased from 2.00 to 2.99 and for Ms. Hagler the severance multiple is increased from 1.00 to 1.50, and for each of Messrs. Stout, Moore and Parkey the duration of the health insurance benefits continuation is increased from a period of up to two years to a continuation of up three years. Ms. Hagler’s continuation of health insurance benefits following a change in control is for a period of eighteen months. In addition, all unvested equity incentive plan awards held by the named executive officer will vest upon a termination without “cause” or if the named executive officer resigns for “good reason” within the 36-month period following a change in control. Further, pursuant to the terms of each of the agreements, each named executive officer is prohibited from (i) competing with the Company (A) during the term of his or her employment and (B) for a period of one year following termination of employment if the named executive receives payments under the employment agreements in connection with termination without “cause” or by the named executive for “good reason” and (ii) soliciting, without our written consent, the services of the Company’s executive officers (or otherwise soliciting our executive officers to terminate their employment or agency with us) for a period of one year following termination of employment if the named executive officer receives payments under the employment agreements in connection with termination without “cause” or by the named executive officer for “good reason.” The named executive officer is also subject to certain confidentiality and non-disclosure obligations.

Under the employment agreements, the Company may terminate the employment of the named executive officers with “cause” upon the occurrence of any of the following events (after the Company has provided proper notice and given the named executive officer the opportunity to remedy the condition in accordance with the procedures set forth in his or her respective employment agreement): (i) conviction of a felony or a crime involving misappropriation or embezzlement; (ii) willful and material wrongdoing on the part of the named executive officer, including, but not limited to, acts of dishonesty or fraud, which have a material adverse effect on us or any of our subsidiaries; (iii) repeated material failure of the named executive officer to follow our direction or the direction of our Board regarding the material duties of employment; or (iv) material breach by the named executive officer of a material obligation under his or her employment agreement. Under the employment agreements, the named executive officers may terminate their employment for “good reason” within two years of the occurrence of any of the following events (after the named executive officers have provided proper notice and given us the opportunity to remedy the condition in accordance with the procedures set forth in his or her respective employment agreement): (i) a material reduction by us in the named executive officer’s title or position, or a material reduction by us in the named executive officer’s authority, duties or responsibilities (which, in the case of Mr. Stout, includes no longer serving on our Board) or the assignment by us to the named executive officers of any duties or responsibilities that are materially inconsistent with such title, position, authority, duties or responsibilities; (ii) a material reduction in the named executive officer’s base salary; (iii) any material breach of the named executive officer’s employment agreement by us; or (iv) our requiring the named executive officer to relocate his or her office location more than 50 miles from Nashville, Tennessee. The applicable position, title, authority, duties and responsibilities are those held with the Company immediately prior to the applicable change in control.

In the employment agreements, “change in control” of the Company is defined to include (i) the acquisition of 35% or more of the combined voting power of our then outstanding securities by any person, entity or group; (ii) the change in ownership of a majority of the combined voting power of our then outstanding securities as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination transaction, sales of all or substantially all assets or contested election, or any combination of the foregoing; or (iii) a change, during any period of two consecutive years, in a majority of our directors, unless such newly elected directors were approved by a vote of at least two-thirds of the directors in office at the beginning of such period.

Each of Messrs. Stout, Parkey and Moore’s employment agreements provides for certain tax reimbursement payments to the extent any payment made under the employment agreement becomes subject to excise taxes imposed by Section 4999 of the Code or any interest or penalties incurred by the named executive officer with respect to such excise tax. Ms. Hagler’s employment agreement does not provide for similar tax reimbursement payments.

Payments Made Pursuant to the  Severance Benefits Agreement. In 1989, JAC entered into a Severance Benefits Agreement with Mr. Stout (the “Severance Benefits Agreement”) pursuant to which Mr. Stout would receive lump sum payments representing 18 months of his salary upon termination by us without “cause” or resignation by Mr. Stout for “reason” following a change in control (for purposes of this agreement a change in control has previously occurred). Under the Severance Benefits Agreement as amended by a July 30, 2012 letter agreement, Mr. Stout has “reason” to terminate his employment if his present job responsibilities change or there is a decrease in his compensation or some other economic loss. Under the Severance Benefits Agreement, Mr. Stout would not be entitled to severance benefits if he were terminated for “cause.” Under the Severance Benefits Agreement, we will have “cause” only if termination was the result of an act or acts of dishonesty by Mr. Stout constituting a felony and resulting in or intended to result in substantial gain or personal enrichment at our expense. As described above, any payments actually made under the Severance Benefits Agreement to Mr. Stout will offset and reduce any amounts that become payable under his employment agreement.

Payments Made Pursuant to the Amended  and Restated Salary Continuation and Severance Benefits Agreements. The Company is a party to Amended and Restated Salary Continuation Agreements with each of Messrs. Stout, Parkey and Moore that provide for annual retirement benefits payable upon termination of employment. The amounts described below assume that terminations occurred as of December 29, 2019. The Company is not party to a salary continuation agreement with Ms. Hagler.

The Amended and Restated Salary Continuation Agreements, which were amended in connection with, and prior to, the 2012 acquisition of JAC by FNF, provide for an annual retirement benefit of 50% of the employee’s base salary on the date of the termination of service with the Company for any reason other than death if such termination occurs on or after attaining the age of 65. Pursuant to 2012 letter agreements that amended the terms of the Amended and Restated Salary Continuation Agreements, for the purpose of calculating benefits under the Amended and Restated Salary Continuation Agreements, Messrs. Stout’s and Moore’s base salary is set at their respective base salaries on the date of the acquisition of JAC by FNF, which was $430,400 and $176,700, respectively; for Mr. Parkey, base salary is set at $200,000 pursuant to a July 1, 2014 letter agreement. The retirement benefit is payable over 15 years commencing within 30 days of the employee’s retirement. The same benefit is available to the beneficiaries of an employee who dies while in office, but after age 65. The Amended and Restated Salary Continuation Agreements also provide that in the event an employee dies while in the employ of the Company before attaining the age of 65, his beneficiaries will receive specified benefit payments for a period of ten years, or until such time as the employee would have attained age 65, whichever period is longer. The payments in this instance are 100% of the employee’s base salary, in the amounts set forth above, for the first year after death and 50% of the employee’s base salary, in amounts set forth above, each year thereafter in the death benefits period. The annual payment for the first year after death for Messrs. Stout, Parkey and Moore would be $430,400, $200,000 and $176,700, respectively.

In connection with the 2012 acquisition of JAC by FNF, the Amended and Restated Salary Continuation Agreements with each of Messrs. Stout, Parkey and Moore were also amended to suspend the Company’s obligation and that of our successors to establish and fund a “rabbi trust” with respect to certain retirement benefits upon a change in control of JAC (which occurred when FNF acquired JAC in 2012), in exchange for a guarantee by FNF and certain of its affiliates of these obligations. Under the 2012 letter agreements, our obligation to fund a “rabbi trust” would resume once FNF no longer held direct or indirect beneficial ownership of at least 40% of JAC or its successors and permitted assigns. Since, following the Spinoff, FNF did not retain a direct or indirect beneficial ownership of at least 40% of the Operating LLC, which is the successor to JAC, the Spinoff triggered our obligation to fund a “rabbi trust” under the Amended and Restated Salary Continuation Agreements. Upon the establishment and funding by us of the “rabbi trust” on October 19, 2015, FNF’s guarantee terminated, and each of Messrs. Stout, Parkey and Moore have released FNF and its affiliates from the guarantee established by the 2012 letter agreements.

The Company’s obligations under the Amended and Restated Salary Continuation Agreements, if termination had occurred on December 29, 2019, are described in the table below.

If a termination of service had occurred on December 29, 2019, the annual retirement benefit for each of Messrs. Stout, Parkey and Moore under the Amended and Restated Salary Continuation Agreements would have been $215,200, $100,000 and $88,350, respectively. Payments to Mr. Stout would have commenced 30 days following his termination. Pursuant to an election made in accordance with the terms of their respective Amended and Restated Salary Continuation Agreements, payments to Messrs. Parkey and Moore would have been scheduled to commence once the named executive officer attained the age of 65.

The following table summarizes the Company’s obligations under the employment agreements, Mr. Stout’s Severance Benefits Agreement and the Amended and Restated Salary Continuation Agreements to the named executive officers upon (i) a termination of employment or (ii) a termination of employment without cause or a resignation for good reason within the 36-month period following a change in control assuming, in each case, that such termination and change in control occurred on December 29, 2019:

			Termination by		Termination by
	Termination by		Company Without		Company Without
	Company for Cause;		Cause or by		Cause or by
	by Executive Without		Executive for Good		Executive for Good
	Good Reason; or the		Reason not Following		Reason Following a
	Result of Disability		a Change in Control		Change in Control
Name	($)		($)		($)
Lonnie J. Stout II
Employment Agreement	—	(1)	1,694,717	(5)	1,709,063	(7)
Salary Continuation Agreement	2,685,189	(3)	2,685,189	(3)	2,685,189	(3)
Severance Benefits Agreement	—	(1)	600,000	(4)	600,000	(4)

Subtotal	2,685,189		4,979,906		4,994,252
Mark A. Parkey (2)
Employment Agreement	—	(1)	1,220,684	(6)	1,825,066	(7)
Salary Continuation Agreement	957,995	(3)	957,995	(3)	957,995	(3)

Subtotal	957,995		2,178,679		2,783,061
J. Michael Moore (2)
Employment Agreement	—	(1)	768,071	(6)	1,148,409	(7)
Salary Continuation Agreement	944,002	(3)	944,002	(3)	944,002	(3)

Subtotal	944,002		1,712,073		2,092,411
Jessica L. Hagler (2)
Employment Agreement	—	(1)	310,700	(8)	462,463	(9)

Total	4,587,186		9,181,358		10,332,187

(1)	No benefits are payable if terminated for cause as defined in the applicable agreements.
(2)	Messrs. Parkey and Moore do not have Severance Benefits Agreements, and Ms. Hagler does not have a Severance Benefits Agreement or a Salary Continuation Agreement.
(3)	Represents the accrued retirement benefit liability as of December 29, 2019.
(4)	Represents 18 months of base salary.
(5)

Represents Base Salary (plus applicable bonus amount) x 2.99, plus an estimate of the health insurance benefits Mr. Stout would be entitled to for a period of 24 months following the termination date, less any benefits calculated under Mr. Stout’s Severance Benefits Agreement.

(6)

Represents Base Salary (plus applicable bonus amount) x 2.0, plus an estimate of the health insurance benefits the executive would be entitled to for a period of 24 months following the termination date.

(7)

Represents Base Salary (plus applicable bonus amount) x 2.99, plus an estimate of the health insurance benefits the executive would be entitled to for a period of 36 months following the termination date, less, for Mr. Stout, any benefits calculated under his Severance Benefits Agreement.

(8)

Represents Base Salary (plus applicable bonus amount) x 1.0, plus an estimate of the health insurance benefits the executive would be entitled to for a period of 18 months following the termination date. In the event that the executive resigns for good reason, the health insurance benefit would be reduced to a period of one year.

(9)

Represents Base Salary (plus applicable bonus amount) x 1.5, plus an estimate of the health insurance benefits the executive would be entitled to for a period of 18 months following the termination date.

No payments would be made upon a change in control not involving a termination.

DIRECTOR COMPENSATION

Director compensation is comprised of a cash component and an equity component. The cash component of the Company’s director compensation program consists of an annual cash retainer for non-employee directors and an annual cash retainer for directors serving as chair of any standing committee of the Board.

The Company will also reimburse directors for their travel and related out-of-pocket expenses in connection with attending Board, committee and shareholders’ meetings. Directors who are also employees, such as Mr. Stout, do not receive any additional compensation for their services as director. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in the Charter and Bylaws.

The following table summarizes director compensation for fiscal year 2019:

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards	Total
Name	($)(1)	($)(2)	($)(3)	($)
Douglas K. Ammerman	60,000	112,875	—	172,875
Timothy T. Janszen	45,000	112,875	—	157,875
Ronald B. Maggard, Sr.	52,500	112,875	—	165,375
Frank R. Martire	55,000	112,875	—	167,875
Raymond R. Quirk	45,000	112,875	—	157,875

(1)

As described below in the narrative, amounts represent cash payments made for a $45,000 annual retainer fee paid to each non-employee director plus an additional retainer for each director serving as chair of a standing Board committee.

(2)

Represents the aggregate grant date fair value of the restricted share award granted to the director determined in accordance with ASC Topic 718 “Compensation – Stock Compensation.” For additional information on the assumptions made in the valuation for the current year awards reflected in this column, please see Note 15 to the Consolidated Financial Statements contained in the Form 10-K. At December 29, 2019, each incumbent non-employee director held a total of 10,500 outstanding restricted share awards.

(3)	No grants of option awards were made during fiscal 2019. At December 29, 2019, each incumbent non-employee director held an aggregate total of 60,000 outstanding option awards.

The above table reflects fees earned or paid in cash during fiscal year 2019. Currently, each director who is not an employee of the Company receives an annual retainer fee of $45,000, plus an additional annual retainer fee for directors serving as chair of any standing committee of the Board. The additional retainer fee for committee chairs are $15,000 for the Audit Committee, $10,000 for the Compensation Committee and $7,500 for the Nominating and Corporate Governance Committee.

Each director is eligible for grants of restricted shares under the Plan. In 2019, directors were each awarded 10,500 restricted shares, with a grant date fair value of $10.75 per share, which was the closing price of the Company’s stock on the date of grant, August 9, 2019. All of the restricted shares granted to the directors in fiscal year 2019 are subject to a service condition. The restricted period for each grant is four years with the restriction expiring in four equal installments on the first four anniversaries of the grant date.

SECURITIES AUTHORIZED FOR ISSUANCE

UNDER EQUITY COMPENSATION PLANS

Information about the Company’s equity compensation plans at December 29, 2019 was as follows:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	1,495,750		$9.57	721,250
Equity compensation plans not approved by security holders	—	(2)	N/A	833,346 Operating LLC Class B Units	(1)

Total (3)	1,495,750		$9.57	721,250

(1)

On January 1, 2015, the Operating LLC adopted a 2015 Management Incentive Plan (the “Profits Interest Plan”) that provided for the issuance of up to 1,770,000 Class B Units awards that represent profits interest in the Operating LLC. In conjunction with the Spinoff, the Operating LLC was recapitalized, and the 885,000 Class B Units issued on January 1, 2015 were adjusted on a pro-rata basis to 833,346. The remaining Class B Units authorized for grant were likewise adjusted on a pro-rata basis to 833,346. Upon exercise, vested Class B Unit awards may be exchanged for, at the option of the Operating LLC, either (i) cash in an amount equal to the amount that would be distributed to the holder of those Class B Units by the Operating LLC upon a liquidation of the Operating LLC assuming the aggregate amount to be distributed to all members of the Operating LLC were equal to the implied valuation of the Company based upon its market capitalization on the date of exchange, (net of any assets and liabilities of the Company that are not assets or liabilities of the Operating LLC) or (ii) shares of our Common Stock with a fair market value equal to the cash payment under (i) above.

(2)

As of December 29, 2019, there were 833,346 outstanding Class B Units that had been issued pursuant to the Profits Interest Plan, all of which were vested as of such date. As of such date, the per unit liquidation value was $0.00 for each outstanding Class B Unit issued pursuant to the Profits Interest Plan. As result, none of the outstanding Class B Units issued pursuant to the Profits Interest Plan could have been exchanged for shares of Common Stock as of such date.

(3)

Total amounts reflect only awards and remaining securities under the Amended and Restated J. Alexander’s Holdings, Inc. 2015 Equity Incentive Plan. See notes (1) and (2) above for a discussion of the Profits Interest Plan and outstanding awards thereunder.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our Code of Business Conduct and Ethics states that a “conflict of interest” (or “conflict”) occurs when an individual’s private interests interfere in any way, or appear from the perspective of a reasonable person to interfere in any way, with our interests as a whole, and provides further that a conflict situation can arise when an employee or director takes actions or has interests that may make it difficult to perform his or her responsibilities objectively and effectively. We believe that a conflict exists whenever an outside interest could actually or potentially influence the judgment or actions of an individual in the conduct of our business and that conflicts of interest may arise when an employee or director, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our Code of Business Conduct and Ethics provides that directors and employees must avoid conflicts or the appearance of conflicts, and that employees should avoid any outside financial interests that might conflict with our interests. Such outside interests could include, among other things:

•	personal or family financial interests in, or indebtedness to, enterprises that have business relations with us, such as relatives who are employed by or own an interest in consultants or suppliers;

•	acquiring any interest in outside entities, properties, etc., in which we have an interest or potential interest;

•

conduct of any business not on our behalf with any consultant, contractor, supplier, or distributor doing business with us or any of their officers or employees, including service as a director or officer of, or employment or retention as a consultant by, such persons; or

•	serving on the board of directors of an outside entity whose business competes with our business.

Under our Code of Business Conduct and Ethics, employees are required to report any material transaction or relationship that could result in a conflict of interest to our compliance officer.

The Audit Committee is responsible for the review, approval, or ratification of any potential conflict of interest transaction involving any of our directors or executive officers, director nominees, any person known by us to be the beneficial owner of more than five percent of any class of our voting securities, or any family member of or related party to such persons, including any transaction required to be reported under Item 404(a) of Regulation S-K promulgated by the Commission.

In reviewing any such proposed transaction, the Audit Committee is tasked to consider all relevant facts and circumstances, including the commercial reasonableness of the terms, the benefit or perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person.

Certain Related Person Transactions

In addition to the compensation arrangements with directors and executive officers described elsewhere in this Proxy Statement, the following is a description of each transaction in fiscal years 2019 and 2018, and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of the Company’s total assets for the most recently completed two fiscal years; and

•

any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or any member of their immediate family or person sharing their household had or will have a direct or indirect material interest.

Separation of the Company from Fidelity National Financial, Inc.

In the third quarter of fiscal year 2015, the Board of Directors of FNF approved the Spinoff. In the Spinoff, which was completed on September 29, 2015, FNF distributed to all holders of its then-outstanding FNFV Group common stock (FNF’s tracking stock related to its former wholly-owned subsidiary, Fidelity National Financial Ventures, LLC, which is now part of a separate publicly traded company known as Cannae), all of the shares of the Company’s Common Stock owned by it at a ratio of approximately 0.17271 shares of the Company’s Common Stock for every one share of FNFV Group common stock held by each such holder as of September 22, 2015, the record date for the Spinoff.

Agreements with FNF

In order to govern the ongoing relationships between us and FNF after the Spinoff and to facilitate an orderly transition, we and FNF entered into agreements providing for various services and rights following the Spinoff, and under which we and FNF will indemnify each other against certain liabilities arising from our respective businesses. The following summarizes the terms of the material agreements we entered into with FNF.

Because the separation and distribution involved our separation from FNF’s existing businesses, we entered into these agreements with FNF while we were still a majority-owned subsidiary of FNF. Accordingly, during this time, certain of our directors and officers were directors, officers and employees of FNF or its subsidiaries and, as such, had an obligation to serve the interests of FNF.

Separation and Distribution Agreement

We entered into a Separation and Distribution Agreement with FNF before the Spinoff. The Separation and Distribution Agreement sets forth our agreements with FNF regarding the principal actions to be taken in connection with the Spinoff. It also sets forth other agreements that govern aspects of our relationship with FNF following the Spinoff. The Separation and Distribution Agreement identifies certain transfers of assets and assumptions of liabilities that were necessary in advance of our separation from FNF so that we and FNF retained the assets of, and the liabilities associated with, our respective businesses.

The parties agreed to use commercially reasonable efforts, on and after the date of the Spinoff, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the Separation and Distribution Agreement and the related ancillary agreements.

In addition, the Company and FNF agreed to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or government authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. We and FNF also agreed that until the end of the first full fiscal year following the Spinoff, each party will use its commercially reasonable efforts, consistent with past practice, to assist the other party with its financial reporting and audit obligations.

The Company and FNF each agreed to release the other and its affiliates, successors and assigns, and all persons that prior to the Spinoff had been the other’s shareholders, directors, officers, agents or employees and each of the heirs, executors, trustees, administrators, successors and assigns, against any and all liabilities existing or arising in connection with the implementation of the separation of the Company and FNF. These releases are subject to exceptions set forth in the Separation and Distribution Agreement.

Finally, the Company and FNF each agreed to indemnify the other and each of the other’s current, former and future directors, officers and employees, and each of the heirs, administrators, executors, successors and assigns of any of them, against certain liabilities incurred in connection with the Spinoff and our and FNF’s respective businesses. The amount of either FNF’s or our indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The Separation and Distribution Agreement also specifies procedures regarding claims subject to indemnification.

Tax Matters Agreement

We also entered into a Tax Matters Agreement with FNF prior to the Spinoff that governs the respective rights, responsibilities and obligations of FNF and us after the Spinoff with respect to all tax matters (including tax liabilities, tax attributes, tax returns and tax contests).

Under the Tax Matters Agreement, FNF generally is required to indemnify us for any income taxes attributable to its operations or our operations and for any non-income taxes attributable to its operations, in each case for all pre-distribution periods as well as any taxes arising from transactions effected to consummate the separation and distribution, and we generally are required to indemnify FNF for any non-income taxes attributable to our operations for all pre-distribution periods and for any taxes attributable to our operations for post-distribution periods.

We are generally required to indemnify FNF against any tax resulting from the distribution (and against any claims made against FNF in respect of any tax imposed on its shareholders), in each case if that tax results from (i) an issuance of a significant amount of our equity securities, a redemption of a significant amount of our equity securities or our involvement in other significant acquisitions of our equity securities (excluding the Spinoff distribution), (ii) other actions or failures to act by us (such as those described in the following paragraph) or (iii) any of our representations or undertakings referred to in the Tax Matters Agreement being incorrect or violated. FNF is generally required to indemnify us for any tax resulting from the distribution.

The Tax Matters Agreement imposed certain restrictions on us and our subsidiaries (including restrictions on share issuances, sales of assets, and voluntarily dissolving or liquidating) that were designed to preserve the tax-free nature of the Spinoff. These restrictions lapsed on September 16, 2017.

Though valid as between the parties, the Tax Matters Agreement is not binding on the IRS and does not affect the several liability of FNF and us for all U.S. federal taxes of the consolidated group relating to periods before the distribution date.

Management Consulting Agreement with Black Knight Advisory Services, LLC

Prior to the Spinoff, the Operating LLC entered into the Management Consulting Agreement with Black Knight Advisory Services, LLC (the “Management Consultant”) pursuant to which the Management Consultant provided corporate and strategic advisory services to us.

As compensation for services rendered to us under the Management Consulting Agreement, on October 6, 2015, the Operating LLC issued the Management Consultant 1,500,024 non-voting Class B Units representing an amount equal to 8.7% of the outstanding units of the Operating LLC. In addition, we agreed to pay to the Management Consultant an annual fee equal to 3.0% of our Adjusted EBITDA for each fiscal year during the term of the Management Consulting Agreement. We also reimbursed the Management Consultant for its direct out-of-pocket costs incurred for management services provided to us. Under the Management Consulting Agreement, “Adjusted EBITDA” means our net income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, and adding asset impairment charges and restaurant closing costs, loss on disposals of fixed assets, transaction and integration costs, non-cash compensation, loss from discontinued operations, gain on debt extinguishment, pre-opening costs and certain unusual items.

Each Class B Unit represented a non-voting equity interest in the Operating LLC that entitled the holder thereof to a percentage of the profits and appreciation in the equity value of the Operating LLC arising after the date of grant. The Management Consultant would only participate in distributions by the Operating LLC following such time as a specified hurdle amount had been previously distributed to holders of Class A Units of the Operating LLC (i.e., the Company and its wholly-owned subsidiary, JAX Investments, Inc.). The hurdle amount with respect to the Class B Units issued to the Management Consultant was equal to $151,052,366, which was determined based on the volume weighted average of the closing price of our Common Stock over the five trading days following the completion of the Spinoff. None of the Class B Units were vested upon issuance. Instead, the Class B Units issued to the Management Consultant vested with respect to one-third of such Class B Units on each of the first, second and third anniversaries of the date of grant.

The vesting of the Class B Units issued to the Management Consultant was subject to acceleration upon a change in control of us, our termination of the Management Consulting Agreement without cause or the termination of the Management Consulting Agreement by the Management Consultant as a result of our breach of the Management Consulting Agreement.

On November 30, 2018, Management Consultant and the Operating LLC entered into a termination agreement (the “Termination Agreement”) whereby the Management Consulting Agreement was terminated effective on that date (“Termination Date”). At the Termination Date all of the Class B Units held by Management Consultant had already previously vested, and there was no acceleration of vesting as a result of the Termination Agreement. Pursuant to the provisions of the Termination Agreement and the Management Consulting Agreement, the Class B Units held by Management Consultant had to be exchanged for Common Stock within ninety (90) days following the Termination Date or such units would be cancelled and forfeited for no consideration. As of February 28, 2019, the hurdle rate for the Management Consultant profit interest units had not been met. Therefore, the profits interest units were not exercised, and were cancelled and forfeited for no consideration.

The Management Consulting Agreement was to continue in effect for an initial term of seven years and be renewed for successive one-year periods thereafter unless earlier terminated (i) by the Operating LLC upon at least six months’ prior notice to Management Consultant or (ii) by Management Consultant upon 30 days’ prior notice to us. Under the terms of the Management Consulting Agreement, in the event that it was terminated by the Operating LLC prior to the tenth anniversary thereof, the Operating LLC would be obligated to pay to Management Consultant an early termination payment equal to the product of (i) the annual base fee for the most recent fiscal year and (ii) the difference between 10 and the number of years that elapsed under the Management Consulting Agreement, provided that in the event of such a termination following a change of control event, the multiple of the annual base fee to be paid would not exceed three. The early termination of the agreement by the Operating LLC required the cash payment of $4,560,000 to Management Consultant, which, per the Termination Agreement, was to be paid on January 31, 2019. On such date, the Company made this payment in accordance with the Termination Agreement.

The principal member of the Management Consultant was William P. Foley, II, non-Executive Chairman of the board of directors of FNF, Chairman of the board and Chief Executive Officer of Cannae, and a director of FNH. The other members of the Management Consultant consisted of other current and former officers of FNF, Cannae and FNH, and Lonnie J. Stout II, at that time our President and Chief Executive Officer and current Executive Chairman.

Mr. Stout held an 11.76% interest in the Management Consultant and, as a result, may have been an indirect beneficiary of the management fees and termination payment paid to the Management Consultant and may have been an indirect beneficiary of the Class B Units issued to the Management Consultant prior to the cancellation and forfeiture of such Class B Units for no consideration on February 28, 2019.

From the inception of the Management Consulting Agreement through April 27, 2020, we paid approximately $76,000 in reimbursements for out-of-pocket expenses incurred by or on behalf of the Management Consultant. On March 30, 2016, we paid the Management Consultant a management fee of approximately $207,000 with respect to the period ended January 3, 2016. On March 3, 2017, we paid the Management Consultant a management fee of approximately $729,000 with respect to the period ended January 1, 2017. On March 7, 2018, we paid the Management Consultant a management fee of approximately $749,000 with respect to the period ended December 31, 2017. On March 15, 2019, we paid the Management Consultant a pro-rated management fee of approximately $705,000 with respect to the period ended December 30, 2018, and as stated above, on January 31, 2019, we paid the Management Consultant a termination fee of approximately $4,560,000.

Indemnification Agreements

We are party to indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Tennessee law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

PROPOSAL NO. 2.

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG has been appointed to serve as the Company’s independent registered public accounting firm for fiscal year 2020 and has served as independent registered public accounting firm for the Company and its predecessors since 2004.

The Company has been informed that representatives of KPMG plan to virtually attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to shareholders’ questions.

The following table presents the aggregate fees billed for professional services rendered by KPMG for the audit and review of our consolidated financial statements for 2019 and 2018 and the aggregate fees for other services rendered by KPMG billed in those periods:

Type of Fees	2019 ($)	2018 ($)
Audit Fees (1)	419,750	401,616
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	1,780	1,780

Total	421,530	403,396

(1)

Audit fees are related to professional services rendered for the audit of the Company’s consolidated annual financial statements, for the reviews of the Company’s condensed consolidated financial statements included in the quarterly reports on Form 10-Q, for reviews of registration statements and certain periodic reports filed with the Commission and issuances of consents.

(2)	All other fees for each of 2019 and 2018 relates to accounting research software subscription fees.

The fees reported above were approved by our Audit Committee. The Company’s current policies and procedures require that all audit and audit-related services be pre-approved by the Audit Committee, except for fees approved in advance by the Audit Committee chair and disclosed to and ratified by the Audit Committee pursuant to the Audit Committee’s pre-approval policy for audit and permitted non-audit services.

Approval of this proposal requires the affirmative vote of a majority of the votes cast by holders of Common Stock represented and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors submits the following report on the performance of certain of its responsibilities for the Company’s 2019 fiscal year:

The primary function of our audit committee is oversight of (i) the quality and integrity of our annual and quarterly consolidated financial statements and related disclosures, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function, internal control over financial reporting and independent registered public accounting firm. Our audit committee acts under a written charter, which was adopted in October 2015 and approved by our board of directors. We review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below, each of whom has been determined by the board of directors to be independent as defined by New York Stock Exchange independence standards. In addition, our board of directors has determined that Mr. Ammerman is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.

In performing our oversight function, we reviewed and discussed with management and KPMG LLP (“KPMG”), our independent registered public accounting firm, our audited consolidated financial statements as of and for the year ended December 29, 2019. Management and KPMG reported to us that our consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Company and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with and received the required written communications from KPMG on the matters covered by the Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications With Audit Committees).

We have received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and have discussed with them their independence. In addition, we have considered whether KPMG’s provision of non-audit services to us is compatible with their independence.

Finally, we met and discussed with those responsible for our internal audit function and with KPMG the overall scope and plans for their respective audits. Management was present for some, but not all, of these discussions. We met with KPMG separately at each meeting at which KPMG was present. Our discussions with KPMG addressed the results of their examinations and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, we recommended to our board of directors that the audited consolidated financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2019, and that KPMG be appointed independent registered public accounting firm for the Company for fiscal year 2020.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of our consolidated financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process. The independent registered public accounting firm is responsible for auditing our annual consolidated financial statements and expressing an opinion as to whether the consolidated financial statements are fairly stated in conformity with generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board.

The foregoing report is provided by the following independent directors, who constitute the committee:

Douglas K. Ammerman (Chair)

Timothy T. Janszen

Frank R. Martire

PROPOSAL NO. 3.

APPROVAL OF AMENDMENT TO AMENDED AND RESTATED CHARTER

We are asking shareholders to consider an amendment to the Charter to implement a majority voting standard in uncontested director elections. Currently, the Charter provides that a person nominated for election as a director shall be elected by the affirmative vote of a plurality of the votes cast for the director nominee, commonly referred to as a plurality voting standard.

Background

A shareholder of the Company presented a proposal at the Company’s 2019 Annual Meeting of Shareholders requesting that the Board hold a non-binding advisory vote regarding the implementation of a majority voting standard in uncontested director elections. In response to the results of such non-binding advisory vote, and in connection with the Company’s entry into the Cooperation Agreement, the Board has determined to recommend to our shareholders for approval an amendment to the Charter to implement a majority voting standard for uncontested director elections.

Proposed Amendment

The Board is requesting that its shareholders consider an amendment to the Charter to implement a majority voting standard for uncontested director elections. Under the proposed majority voting standard, for a candidate to be elected to the Board in an uncontested election, the number of votes cast “for” the candidate’s election must exceed the number of votes cast “against” his or her election, and abstentions and broker non-votes would not be considered votes cast. A “contested election” means an election in which (i) the number of nominees to be considered at the meeting exceeds the number of directors to be elected, or (ii) a shareholder has provided the Company notice of a director nominee in accordance with the advance notice provisions of the Bylaws and such nomination has not been withdrawn by the day before the Company commences mailing of its notice of meeting for the applicable meeting. In such contested director elections, the plurality voting standard would apply. If adopted by shareholders at the Annual Meeting, the majority voting standard would apply to all future uncontested director elections.

The foregoing is a summary of the proposed amendment to the Charter and is qualified in its entirety by reference to the full text of the amendment to the Charter attached hereto as Exhibit A.

Under Tennessee law, an incumbent director who is not re-elected remains in office until his or her successor is elected, continuing as a “holdover” director. However, if the amendment to the Charter is approved by our shareholders, the Board will revise the Company’s Corporate Governance Guidelines to provide that, in an uncontested election of directors, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” election is expected to tender his or her resignation following certification of the shareholder vote. In such an event, the Nominating and Governance Committee will consider the tendered resignation and make a recommendation to the Board as to whether to accept the resignation or not. The Board will publicly disclose its decision with respect of the resignation and its rationale behind the decision within 90 days following certification of the shareholder vote.

If approved by the shareholders, the proposed amendment to the Charter will become effective upon the filing of an amendment to the Charter with the Tennessee Secretary of State. The Company would make this filing promptly after shareholder approval at the Annual Meeting. The new majority voting standard would then be effective for an uncontested election of directors at the 2021 Annual Meeting.

The proposal regarding the amendment to the Charter to implement majority voting in uncontested director elections requires the affirmative vote of the holders of 66 2/3% of the voting power of the shares entitled to vote. Abstentions and broker non-votes will be treated as votes against such proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO THE CHARTER TO IMPLEMENT MAJORITY VOTING FOR UNCONTESTED DIRECTOR ELECTIONS.

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS TO BE

PRESENTED AT THE 2021 ANNUAL MEETING OF SHAREHOLDERS

Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2021 Annual Meeting by submitting their proposals in writing to the Company in a timely manner.

Any proposal intended to be presented for action at the 2021 Annual Meeting and included in the Company’s Proxy Statement and proxy relating to its 2021 Annual Meeting must be received by the Corporate Secretary of the Company not later than the close of business on              , 2021 and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal that does not meet all the Commission’s requirements for inclusion in effect at the time.

For other shareholder proposals to be timely (but not considered for inclusion in the Company’s Proxy Statement under Rule 14a-8), a shareholder’s notice must be received by the Corporate Secretary of the Company at our principal executive offices after the close of business on February 25, 2021 but before the close of business on March 27, 2021. The proposal must be in writing and must comply with the advance notice provisions and other requirements of Section 12 of the Company’s Bylaws, a copy of which is on file with the Commission and may be obtained from the Company upon request. For proposals that are not timely filed, the Company retains discretion to vote proxies it receives. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided (1) it includes in the Proxy Statement advice on the nature of the proposal and how the Company intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

MISCELLANEOUS

Householding of Proxy Materials

Certain shareholders who share the same address may receive only one copy of the Proxy Notice or other proxy materials in accordance with a notice delivered from such shareholders’ bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as “householding,” is designed to reduce printing and postage costs. Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or commence householding may request or discontinue householding, or may request a separate copy of the proxy materials, either by contacting their bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or contacting the Company by telephone at (615) 269-1900 or in writing at J. Alexander’s Holdings, Inc., P.O. Box 24300, Nashville, Tennessee 37202, Attention: Corporate Secretary. Shareholders who are requesting to commence or discontinue householding should provide their name, the name of their broker, bank or other record holder and their account information.

Attending the Virtual Annual Meeting

The Annual Meeting will be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/JAX2020. To be admitted to the meeting, you must enter the control number found on your proxy card, voting instruction form or notice of internet availability of proxy materials. There will not be a physical meeting location and you will not be able to attend the Annual Meeting in person.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 29, 2019 (WITHOUT EXHIBITS) IS INCLUDED IN THE ANNUAL REPORT THAT IS FURNISHED ON THE INTERNET, AND A COPY WITH EXHIBITS MAY BE OBTAINED, WITHOUT CHARGE, BY ANY SHAREHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO CORPORATE SECRETARY, J. ALEXANDER’S HOLDINGS, INC., P.O. BOX 24300, NASHVILLE, TENNESSEE 37202.

Date: May     , 2020

EXHIBIT A

FORM OF ARTICLES OF AMENDMENT TO

THE AMENDED AND RESTATED CHARTER

OF

J. ALEXANDER’S HOLDINGS, INC.

Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned adopts the following Articles of Amendment (this “Amendment”):

1.	The name of the corporation is J. Alexander’s Holdings, Inc. (the “Corporation”).

2.

Article II of the Amended and Restated Charter (as corrected, the “Charter”) is hereby amended by deleting the last sentence in Section 9 thereof and replacing such deleted sentence with the following:

“Except in the case of a contested election, directors shall be elected by the affirmative vote of a majority of the votes cast at a shareholders’ meeting for the election of directors at which a quorum is present. For purposes of this Section 9, a “majority of the votes cast” means that the number of shares voted in favor of a nominee exceeds the shares voted against the nominee, and abstentions and broker non-votes shall not be deemed to be votes cast for purposes of tabulating the vote. An election shall be considered “contested” if (i) the number of nominees to be considered at the meeting exceeds the number of directors to be elected or (ii) a shareholder has provided the Corporation notice of a nominee for director in accordance with the advance notice provisions of the Corporation’s Bylaws and such nomination has not been withdrawn by the day before the Corporation commences mailing its notice of meeting for the meeting at which the nomination would be considered; otherwise, such election shall be considered “uncontested.”

In the case of a contested election, a person nominated for election as a director shall be elected by the affirmative vote of a plurality of the votes cast for the director nominee in person or by proxy at a meeting for the election of directors at which a quorum is present.”

3.	This Amendment was duly adopted by the Board of Directors of the Corporation on April 30, 2020 and by the Corporation’s shareholders by the requisite vote of the shareholders on June 25, 2020.

4.	This Amendment shall be effective when filed with the Tennessee Secretary of State.

5.	Except as set forth in this Amendment, all other terms and provisions of the Charter shall remain in full force and effect.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the undersigned has executed this Amendment this ___ day of June, 2020.

J. ALEXANDER’S HOLDINGS, INC.

By:
Name:	Mark A. Parkey
Title:	President and Chief Executive Officer

Preliminary Copy—Subject to Completion

J. ALEXANDER’S HOLDINGS, INC. 3401 WEST END AVE, SUITE 260 P.O. BOX 24300 NASHVILLE, TN 37202VOTE BY INTERNET - www.proxyvote.comBefore the Meeing - Go to www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/24/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/JAX2020You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/24/2020. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.For Withhold For All All All ExceptTo withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.The Board of Directors recommends you vote FOR the following:1. Election of Class II Directors Nominees01) Carl J. Grassi 02) Frank R. Martire 03) Raymond R. QuirkThe Board of Directors recommends you vote FOR proposals 2 and 3.2. Ratification of the appointment of KPMG LLP as the registered independent public accounting firm for fiscal year 2020.3. Approval of an amendment to the Amended and Restated Charter of J. Alexander’s Holdings, Inc. to implement a majority voting standard for uncontested director elections.NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.For Against AbstainYes NoPlease indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date0000467795_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice & Proxy Statement and Annual Report are available at www.proxyvote.comJ. ALEXANDER’S HOLDINGS, INC. Annual Meeting of Shareholders June 25, 2020 at 9:30 AM Central TimeTHIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORSThe undersigned hereby appoints Lonnie J. Stout II and Mark A. Parkey and each of them, as proxies, each with full power to appoint his substitute, to vote all of the Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/JAX2020 on June 25, 2020 beginning at 9:30 AM, Central Time, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.Continued and to be signed on reverse side0000467795_2 R1.0.1.18